Exhibit 99.1

News Release NYSE: BGH	Buckeye GP Holdings L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:   Mark Stockard

Director, Investor Relations

Irelations@buckeye.com

(800) 422-2825

BUCKEYE GP HOLDINGS L.P. REPORTS 2009 FOURTH QUARTER

AND FULL YEAR RESULTS

AND INCREASES QUARTERLY DISTRIBUTION

HOUSTON, Feb. 5, 2010 — Buckeye GP Holdings L.P. (“BGH”) (NYSE: BGH) today reported net income attributable to BGH for the fourth quarter of 2009 of $18.6 million, or $0.66 per common unit, compared to  $8.1 million, or $0.29 per common unit, for the fourth quarter of 2008.  BGH reported operating income of $95.5 million for the fourth quarter of 2009 compared to operating income of $70.2 million for the fourth quarter of 2008.  Operating income for the quarter ended December 31, 2009, included the reversal of $12.8 million of a previously recognized non-cash impairment expense as a result of the sale in January 2010 of a natural gas liquids (“NGL”) pipeline system, and the recognition of $2.9 million of additional restructuring charges recorded by Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL).  Combined, these special items increased operating income by $9.9 million for the fourth quarter of 2009.

Net income attributable to BGH for the year ended December 31, 2009, was $49.6 million, or $1.75 per common unit compared to $26.5 million, or $0.94 per common unit, for the full year of 2008.  Operating income for the year ended December 31, 2009, totaled $203.8 million compared to $246.5 million for the year ended 2008.  Operating income for the year ended 2009 included special items totaling $91.8 million, comprised of $59.7 million of non-cash impairment expense to reduce the carrying value of the NGL pipeline system, which was sold in January 2010, and $32.1 million of expense related to organizational restructuring.

BGH owns the general partner interest and incentive distribution rights associated with Buckeye and reports its financial results on a consolidated basis inclusive of the financial results of Buckeye.  BGH currently has no operating activities separate from those conducted by Buckeye, and its cash flow is derived solely from cash distributions received from Buckeye and Buckeye’s operating subsidiaries.

- More -

The Board of Directors of MainLine Management LLC, the general partner of BGH, declared a regular quarterly partnership cash distribution of $0.41 per common unit, or $1.64 per common unit on an annualized basis, payable on February 26, 2010, to unitholders of record on February 16, 2010.  This cash distribution represents an increase in the quarterly distribution rate of 5.1 percent compared to the most recent cash distribution of $0.39 paid in November 2009, and a cumulative increase of 24.2 percent compared to the quarterly cash distribution of $0.33 paid with respect to the fourth quarter of 2008.

“BGH’s performance continued to reflect the solid performance of the underlying business at Buckeye,” said Forrest E. Wylie, Chairman and CEO of BGH’s general partner.  “We are pleased that our cash flow from Buckeye has supported our ability to increase the quarterly cash distribution payable to the unitholders of BGH, even through the recessionary economic conditions experienced in 2009.  As we move into 2010, we remain optimistic about the opportunities of the underlying business to continue to drive positive results for the unitholders of BGH.”

BGH will host a conference call with members of executive management on Friday, February 5, 2010, at 11 a.m. Eastern Time. To access the live Webcast of the call, go to http://www.visualwebcaster.com/event.asp?id=63429 10 minutes prior to its start. A replay will be archived and available at this link for 14 days. Interested parties may participate in the call by dialing 866-226-1792 at least 10 minutes prior to the start and referencing conference ID 4045019.

Buckeye GP Holdings L.P. is a limited partnership that owns Buckeye GP LLC, the general partner of Buckeye Partners, L.P., and 100 percent of the incentive distribution rights in Buckeye Partners, L.P.  Buckeye GP Holdings L.P. also owns the general partnership interests in certain of the operating subsidiaries of Buckeye Partners, L.P.  More information concerning Buckeye GP Holdings L.P. is available at www.buckeyegp.com.  More information concerning Buckeye Partners, L.P. is available at www.buckeye.com.

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This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond the control of BGH. Among them are (1) our expected receipt of distributions and incentive distributions from Buckeye, (2) conflicts of interest between Buckeye, its general partner, and us, and (3) changes in laws or regulations to which we or

Buckeye are subject, including those that permit the treatment of Buckeye and us as partnerships for federal income tax purposes. Additionally, Buckeye’s ability to generate cash sufficient to make distributions to us is subject to the following factors: (1) terrorism, adverse weather conditions, environmental releases, and natural disasters; (2) changes in the marketplace for Buckeye’s products or services, such as increased competition, better energy efficiency, or general reductions in demand; (3) adverse regional or national economic conditions or adverse capital market conditions; (4) shutdowns or interruptions at the source points for the products Buckeye transports, stores, or sells; (5) unanticipated capital expenditures in connection with the construction, repair, or replacement of Buckeye’s assets; (6) volatility in the price of refined petroleum products and the value of natural gas storage services; (7) nonpayment or nonperformance by Buckeye’s customers; (8) Buckeye’s ability to realize the efficiencies expected to result from its previously announced reorganization; and (9) Buckeye’s ability to integrate acquired assets with its existing assets and to realize anticipated cost savings and other efficiencies. You should read our Annual Report on Form 10-K and our most recent Quarterly Reports on Form 10-Q for a more extensive list of factors that could affect results. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

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 BUCKEYE GP HOLDINGS L.P.

 CONSOLIDATED STATEMENTS OF OPERATIONS

 (In thousands, except per unit amounts)

 (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenue:
Product sales	$396,909	$370,886	$1,125,653	$1,304,097
Transportation and other services	181,959	156,773	644,719	592,555
Total revenue	578,868	527,659	1,770,372	1,896,652

Costs and expenses:
Cost of product sales and natural gas storage services	400,392	360,974	1,103,015	1,274,135
Operating expenses	67,088	72,480	275,930	281,965
Depreciation and amortization	14,638	12,767	54,699	50,834
Asset impairment expense, net	(12,816)	—	59,724	—
General and administrative	11,140	11,277	41,147	43,226
Reorganization expense	2,948	—	32,057	—
Total costs and expenses	483,390	457,498	1,566,572	1,650,160

Operating income	95,478	70,161	203,800	246,492

Other income (expense):
Investment income	94	409	453	1,553
Interest and debt expense	(21,117)	(19,719)	(75,147)	(75,410)
Total other expense	(21,023)	(19,310)	(74,694)	(73,857)

Income before equity income	74,455	50,851	129,106	172,635

Earnings from equity investments	3,500	2,185	12,531	7,988
Net income	77,955	53,036	141,637	180,623

Less: net income attributable to noncontrolling interest	(59,377)	(44,959)	(92,043)	(154,146)

Net income attributable to Buckeye GP Holdings L.P.	$18,578	$8,077	$49,594	$26,477

Net income per partnership unit:
Diluted	$0.66	$0.29	$1.75	$0.94

Weighted average number of limited partner units outstanding:
Diluted	28,300	28,300	28,300	28,300